Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 45,475,000.00	0.0001531	$ 6,962.22
Fees Previously Paid
	Total Transaction Valuation:	$ 45,475,000.00
	Total Fees Due for Filing:			$ 6,962.22
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 6,962.22
Offering Note
[1]	Calculated solely for the purpose of determining the filing fee in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The proposed maximum aggregate value of the transaction is calculated based on (i) up to 8,500,000 common shares, no par value (the "Common Shares"), of Epsilon Energy Ltd. ("Epsilon") that will be issued in connection with the completion of the transactions contemplated by (A) that Membership Interest Purchase Agreement by and among the Company, Epsilon Energy USA, Inc. ("Epsilon USA"), Peak Exploration & Production, LLC, certain seller signatory thereto, and Yorktown Energy Partners XI, L.P., as representative of such sellers, and (B) that Membership Interest Purchase Agreement by and among the Company, Epsilon USA, Yorktown Energy Partners XI, L.P., and Peak BLM Lease LLC, multiplied by (ii) $5.35 which is the average of the high and low price per share of Common Shares, as reported on the NASDAQ Global Market on September 15, 2025. In accordance with Section 14(g) of the Exchange Act and Rule 0-11 of the Exchange Act, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction calculated in note (1) above by 0.00015310.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A